UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2005 (July 25, 2005)

National Health Realty, Inc.
(Exact name of Registrant as specified in its charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13487	52-2059888
(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street, Suite 1402
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2.02 Results of Operations and Financial Condition.

On July 25, 2005, National Health Realty, Inc. issued a press release announcing its second quarter earnings. A copy of the press release is filed as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Realty, Inc.

By:/s/ Robert G. Adams
Name: Robert G. Adams
Title: President

Date: July 25, 2005

Exhibit Index

Number	Exhibit
99	Press release, dated July 25, 2005

EXHIBIT 99

For Release July 25, 2005

Contact: Gerald Coggin,Sr. VP Investor Relations

Phone: (615) 890-2020 ext. 1405

NHR reports second quarter results

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a real estate investment trust specializing in long-term health care investments, announced funds from operations for the quarter ended June 30 of $4,135,000 or 42 cents basic and 42 cents diluted compared to $3,894,000 or 41 cents basic and 40 cents diluted, last year.

For the quarter ended June 30, net income was $2,828,000 or 29 cents basic and 29 cents diluted, compared to $2,570,000, or 27 cents basic and 26 cents diluted, last year. Revenues for the quarter totaled $4,938,000 compared to $4,886,000 in 2004.

For the six months ended June 30, net income was $5,611,000 compared to $5,674,000 for the same period last year. Net income per share was 57 cents basic and 57 cents diluted compared to 59 cents basic and 58 cents diluted last year. Funds from operations per share were 84 cents basic and 84 cents diluted compared to 87 cents basic and 85 cents diluted in 2004. Revenues for the six months totaled $9,838,000 compared to $10,296,000 in the prior year.

Revenues, net income and funds from operations reflect stable operations and were in line with the management expectations.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes totaling $13.4 million. These notes are secured by operating skilled nursing facilities and other health care properties. Additional information including NHR's most recent press releases may be obtained on NHR's web site at www.nationalhealthrealty.com. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.

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Page 2 NHR earnings

Condensed Statements of Income
(in thousands except share and per	Three Months Ended	Six Months Ended June
	2005	2004	2005	2004
Revenues:
Rental income	$4,338	$4,305	$8,645	$8,645
Mortgage interest income	600	581	1,193	1,651
	4,938	4,886	9,838	10,296
Expenses:
Interest	180	172	344	500
Depreciation of real estate	1,468	1,492	2,936	2,983
Amortization of loan and	---	---	---	8
General and administrative	254	430	520	619
	1,902	2,094	3,800	4,110

Income before minority interest in
Subsidiaries and non-	3,036	2,792	6,038	6,186

Non-operating Income (investment
interest income)	138	103	261	205

Minority interest in consolidated	(346)	(325)	(688)	(717)
Net Income	$2,828	$2,570	$5,611	$5,674

Net income per common share:
Basic	$.29	$.27	$.57	$.59
Diluted	$.29	$.26	$.57	$.58

Funds from operations
Basic	$4,135	$3,894	$8,226	$8,321
Diluted	$4,135	$3,894	$8,226	$8,321

Funds from operations per share
Basic	$.42	$.41	$.84	$.87
Diluted	$.42	$.40	$.84	$.85

Weighted average common shares
Basic	9,871,91	9,594,21	9,793,657	9,592,40
Diluted	9,908,97	9,793,78	9,843,104	9,803,93

Common dividends declared	$.3325	$.3325	$.6650	$.6650

Balance Sheet Data	June 30	Dec. 31
(in thousands)	2005	2004
Real estate properties, net	$117,990	$120,926
Mortgages receivable	13,419	13,553
Long-term debt	15,300	16,150
Stockholder's equity	$114,334	$113,998

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Page 3 NHR earnings

Reconciliation of Funds from Operations(1)

The following table reconciles net income applicable to common stockholders to funds from operations applicable to common stockholders:

Three Months Ended	Six Months Ended
June 30	June 30
(in thousands)	2005	2004	2005	2004

Net income applicable to common stockholder's	$2,828	$2,570	$5,611	$5,674
Adjustments:
Real estate depreciation	1,468	1,492	2,936	2,983
Adjustment for minority interest-affiliates	(161)	(168)	(321)	(336)
Funds from operations applicable to common stockholders	$4,135	$3,894	$8,226	$8,321

Basic funds from operations per share	$.42	$.41	$.84	$.87
Diluted funds from operations per share	$.42	$.40	$.84	$.85

Weighted average shares:
Basic	9,871,919	9,594,214	9,793,657	9,592,401
Diluted	9,908,976	9,793,784	9,843,104	9,803,939

(1)We believe that funds from operations is an important supplemental measure of operating performance. We, therefore, disclose funds from operations, although it is a measurement that is not defined by accounting principles generally accepted in the United States. We generally use the National Association of Real Estate Investment Trusts (NAREIT) measure of funds from operations. We define funds from operations as income before extraordinary items adjusted for certain non-cash items, primarily real estate depreciation, less gains/losses on sales of facilities. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Funds from operations does not represent cash generated from operating activities as defined by accounting principles generally accepted in the United States (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

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Page 4 NHR Earnings

National Health Realty, Inc. Portfolio Summary June 30, 2005

Portfolio Statistics	Investment
	Properties	Investment	Percentage
Equity Ownership	23	$ 117,990,000	90%
Mortgage Loan Receivables	5	13,419,000	10%
Total Real Estate Portfolio	28	$ 131,409,000	100%

Equity Ownership	Properties	Beds	Investments

Nursing Homes	16	1,908	$ 71,867,000
Assisted Living	6	488	31,691,000
Retirement Homes	1	58	14,432,000
	23	2,454	$ 117,990,000

Mortgage Loan Receivables	Properties	Beds	Investment

Nursing Homes	5	714	$ 13,419,000

		Percentage of	Total
Summary of Facilities By Type:	Properties	Total Dollars	Dollars
Nursing Homes	21	64.90%	$ 85,286,000
Assisted Living	6	24.12%	31,691,000
Retirement Homes	1	10.98%	14,432,000
	28	100.00%	$ 131,409,000

Summary of Facilities By State:	Percent
			Asst.	Retire-	Investment	Total
		LTC	Living	Ment	Amount	Portfolio
1	Florida	8	3		58,585,000	44.58%
2	Tennessee	2	2	1	34,376,000	26.16%
3	South Carolina	7			28,574,000	21.74%
4	Indiana	3			3,874,000	2.95%
5	Alabama		1		3,568,000	2.72%
6	Missouri	1			2,432,000	1.85%
		21	6	1	131,409,000	100.00%